UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2007

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Executive Officer Employment Agreement

On September 18, 2007, Curis, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Daniel R. Passeri, the chief executive officer and president of the Company. Mr. Passeri’s prior employment agreement had expired on December 31, 2006. The Employment Agreement is intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder (“Section 409A”).

The following summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Under the Employment Agreement, Mr. Passeri will serve as the Company’s president and chief executive officer for the period commencing on September 18, 2007 and ending on December 31, 2012. Mr. Passeri’s employment with the Company, however, may be terminated by either the Company or Mr. Passeri at any time, subject only to the severance provisions of the Employment Agreement. Mr. Passeri’s base salary was set at $400,000 per annum subject to annual review by the Company’s board of directors (the “Board”). Mr. Passeri is entitled to participate in the Company’s medical and other benefit programs and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the Board.

The Employment Agreement provides that, in the event the Company terminates Mr. Passeri’s employment without Cause or if Mr. Passeri resigns for Good Reason (each as defined in the Employment Agreement), he will receive: (1) his base salary accrued through the last day of employment; (2) continuation of his then base salary for a period of one year; and (3) reimbursement from the Company for a portion of any COBRA premiums paid by Mr. Passeri for medical/dental insurance for up to one year (collectively, the “Severance”). In the event of a termination without Cause or a resignation by Mr. Passeri for Good Reason within twelve months after a change in control of the Company, Mr. Passeri will also be entitled to receive the Severance for a period of one year. In order for Mr. Passeri to receive the Severance, Mr. Passeri must execute a general release of all claims against the Company, its employees, officers, directors and agents in a form acceptable to the Company.

In addition, the Employment Agreement provides that the Company will indemnify Mr. Passeri for claims arising in his capacity as the Company’s director or officer, or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. If the claim is brought by the Company or on its behalf, the Company will not be obligated to indemnify Mr. Passeri if he is found liable to the Company, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case Mr. Passeri is fairly and reasonably entitled to be indemnified. In the event that the Company does not assume the defense of a claim against Mr. Passeri, the Company is required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 19, 2007, the board of directors of the Company adopted an amendment (the “Amendment”) to Sections 7.1 and 7.3 of the Company’s Amended and Restated By-laws (the “By-laws”), effective as of September 19, 2007, to allow for the issuance of uncertificated shares. By being able to issue uncertificated shares, the Company may now participate in the Direct Registration System, which is currently administered by The Depository Trust Company. The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates and allows investors to electronically transfer securities to broker-dealers in order to effect transactions without the risks and delays associated with transferring physical certificates. The Amendment also provides that each registered stockholder shall be entitled to a stock certificate upon request to the transfer agent or registrar of the Company.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: September 24, 2007	By:	/s/ MICHAEL P. GRAY
Michael P. Gray Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment to Amended and Restated By-laws of Curis, Inc.

10.1	Employment Agreement, dated September 18, 2007, by and between the Company and Daniel R. Passeri.